Exhibit 99.2
Stock Purchase Agreement
between
Clinical Data, Inc.,
Clinical Data B.V.,
Financière Elitech S.A.S.
and
Elitech Holding B.V.
Dated October 25, 2007

1.	Definitions and Usage		3

	1.1	DEFINITIONS	3

2.	Sale and Transfer of Shares; Closing		10

	2.1	SHARES	10
	2.2	PURCHASE PRICE	10
	2.3	CLOSING	11
	2.4	CLOSING OBLIGATIONS	12

3.	Representations and Warranties of CLDA and BV		12

	3.1	ORGANIZATION AND EXISTENCE	12
	3.2	ENFORCEABILITY AND AUTHORITY; NO CONFLICT	12
	3.3	CAPITALIZATION OF BV AND VS	13
	3.4	FINANCIAL STATEMENTS	14
	3.5	BOOKS AND RECORDS	14
	3.6	REAL AND PERSONAL PROPERTY	14
	3.7	NO UNDISCLOSED LIABILITIES	15
	3.8	TAXES	15
	3.9	NO MATERIAL ADVERSE CHANGE	17
	3.10	EMPLOYEES; QUASI EMPLOYEES	17
	3.11	COMPLIANCE WITH LEGAL REQUIREMENTS	20
	3.12	LITIGATION	20
	3.13	ABSENCE OF CERTAIN CHANGES AND EVENTS	21
	3.14	CONTRACTS; NO DEFAULTS	21
	3.15	INSURANCE	23
	3.16	ENVIRONMENTAL AND HEALTH AND SAFETY MATTERS	24
	3.17	INTELLECTUAL PROPERTY	24
	3.18	PRODUCT LIABILITIES AND WARRANTIES	25
	3.19	CUSTOMERS AND SUPPLIERS	25

4.	Representations and Warranties of Buyer		25

	4.1	ORGANIZATION AND GOOD STANDING	25
	4.2	ENFORCEABILITY AND AUTHORITY; NO CONFLICT	26
	4.3	CERTAIN PROCEEDINGS	26
	4.4	BROKERS OR FINDERS	27

5.	Post-Closing Covenants		27

	5.1	CUSTOMER AND OTHER BUSINESS RELATIONSHIPS	27
	5.2	COOPERATION AND PROCEEDINGS; ACCESS TO RECORDS	27
	5.3	CONFIDENTIALITY	27
	5.4	COVENANT NOT TO COMPETE	28

6.	Indemnification; Remedies		29

	6.1	INDEMNIFICATION AND REIMBURSEMENT BY CLDA	29
	6.2	INDEMNIFICATION AND REIMBURSEMENT BY BUYER	30
	6.3	LIMITATIONS ON AMOUNT	30
	6.4	THIRD-PARTY CLAIMS	31

7.	Miscellaneous		32

	7.1	EXPENSES	32
	7.2	PUBLIC ANNOUNCEMENTS	32
	7.3	NOTICES	33
	7.4	JURISDICTION; SERVICE OF PROCESS	34
	7.5	FURTHER ASSURANCES	35
	7.6	ENFORCEMENT OF AGREEMENT	35
	7.7	REMEDIES CUMULATIVE; NO WAIVER	35
	7.8	ENTIRE AGREEMENT AND MODIFICATION	35
	7.9	ASSIGNMENTS AND SUCCESSORS	35
	7.10	NO THIRD PARTY RIGHTS	36
	7.11	SEVERABILITY	36
	7.12	TIME OF ESSENCE	36
	7.13	GOVERNING LAW	36
	7.14	COUNTERPARTS	36
	7.15	ACKNOWLEDGMENT BY BUYER	36

Stock Purchase Agreement
This Stock Purchase Agreement (“Agreement”) is made as of October 25, 2007 by and between Elitech Holding B.V., a company organized under the laws of the Netherlands (“Buyer”), Financière Elitech S.A.S., a company organized under the laws of France (“Buyer’s Parent”), Clinical Data, Inc., a company organized under the laws of Delaware (“CLDA”), and Clinical Data B.V., a company organized under the laws of the Netherlands (“BV”).
RECITALS
     WHEREAS, BV wishes to sell, and Buyer desires to purchase 470,000 shares (the “Shares”) of the issued and outstanding shares of capital stock of Vital Scientific B.V., a company organized under the laws of the Netherlands (“VS”).
     NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:
1. Definitions and Usage
     1.1 DEFINITIONS
     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:
     “Agreement” — as defined in the first paragraph of this Agreement.
     “Amsterdam Court” — as defined in Section 7.4.
     “Applicable Contract” — any Contract (a) under which VS has or may acquire any rights, (b) under which VS has or may become subject to any obligation or liability, or (c) by which VS or any of the assets owned or used by it is or may become bound.
     “Balance Sheet” — as defined in Section 3.4.
     “Balance Sheet Adjustment” — as defined in Section 2.2(b).
     “Breach” — any breach of, or any inaccuracy in, any representation or warranty or breach of, or failure to perform or comply with, any covenant or obligation in or of this Agreement or any other Contract, or any event that with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy, or failure.
     “Business Day” — any day other than (a) Saturday or Sunday or (b) any other day on which national banks in Amsterdam, The Netherlands are generally permitted or required to be closed.
     “Buyer” — as defined in the first paragraph of this Agreement.
     “Buyer Indemnified Persons” — as defined in Section 6.1.
     “Buyer’s Closing Documents” — as defined in the Notary Letter.

     “Buyer’s Parent” — as defined in the first paragraph of this Agreement.
     “BV” — as defined in the first paragraph of this Agreement.
     “CLDA” — as defined in the first paragraph of this Agreement.
     “CLDA’s Closing Documents” — as defined in the Notary Letter.
     “CLDA Employee” — each individual performing work for CLDA or any of its Subsidiaries, with the exception of VS, on the basis of an employment agreement, including, but not limited to, any director of CLDA or any of its Subsidiaries, with the exception of VS.
     “Cleanup” — all actions, including any capital expenditures, to clean up, remove, treat, or in any other way address the presence, release or threat of any Hazardous Material.
     “Closing” — as defined in Section 2.3.
     “Closing Date” — the date on which the signing of this Agreement and the Closing occurs.
     “Completion Steps” as defined in the Notary Letter.
     “Confidentiality Agreement” — as defined in Section 5.3.
     “Consent” — any approval, consent, ratification, waiver, or other authorization.
     “Contemplated Transactions” — the transactions contemplated by this Agreement.
     “Contract” — any agreement, contract, lease, consensual obligation, promise, or undertaking (whether written or oral and whether express or implied), whether or not legally binding.
     “Contravene” — an act or omission would “Contravene” something if, as the context requires:
          (a) the act or omission would conflict with it, violate it, result in a breach or violation of or failure to comply with it, or constitute a default under it;
          (b) the act or omission would give any Governmental Body or other Person the right to challenge, revoke, withdraw, suspend, cancel, terminate or modify it, to exercise any remedy or obtain any relief under it, or to declare a default or accelerate the maturity of any obligation under it; or
          (c) the act or omission would result in the creation of an Encumbrance on the stock or assets of VS.
     “Dataroom” — the Project Vitality dataroom hosted on Merrill’s DataSite as of the date of this Agreement.

     “Dataroom Document” — any document that, in the Dataroom or otherwise, has been made available to the Buyer.
     “Disclosure Schedule” — as defined in the first paragraph of Article 3.
     “Effective Date” — September 30, 2007.
     “Employee” — each individual performing work for VS on the basis of an employment agreement, including, but not limited to, any director of VS.
     “Employment Terms” — as defined in Section 3.10(d).
     “Encumbrance” — any charge, claim, community or other marital property interest, condition, lien, option, pledge, security interest, mortgage, right of way, easement, servitude, right of first option, right of first refusal, or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income, or exercise of any other attribute of ownership.
     “Environment” — soil, land surface and subsurface strata, surface waters (including navigable and nonnavigable inland and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (indoor air), plant and animal life, and any other environmental medium or natural resource.
     “Environmental Law” — all statutes and regulations enacted and in effect on or prior to the Closing Date, concerning pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or Cleanup of any Hazardous Materials, substances or wastes.
     “Equity Securities” — in respect of any Person, (a) any capital stock or similar security, (b) all securities convertible into or exchangeable for securities described in clause (a), and (c) all options, warrants, or other rights to purchase or otherwise acquire securities described in clauses (a) or (b).
     “Final Closing Balance Sheet” — as defined in Section 2.2(b).
     “Final Closing Balance Sheet Dispute Notice” — as defined in Section 2.2(b).
     “Final Resolution Date” — as defined in Section 2.2(b).
     “Financial Statements” — as defined in Section 3.4.
     “GAAP” — generally accepted accounting principles for financial reporting in the Netherlands. Unless otherwise specified in this Agreement, all accounting terms used in this Agreement shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

     “Governmental Body” — any, state, provincial, municipal or foreign government or agency or authority thereof.
     “Hazardous Material” — any substance, material, or waste that is or will foreseeably be regulated by any Governmental Body, including any material, substance, or waste that is listed, defined, designated or classified as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “pollutant,” “restricted hazardous waste,” “contaminant,” “toxic waste,” “pollutant,” or “toxic substance” under any provision of Environmental Law, including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde, or polychlorinated biphenyls.
     “Indemnified Person” — as defined in Section 6.4(a).
     “Indemnifying Person” — as defined in Section 6.4(a).
     “Independent Accounting Firm” — as defined in Section 2.2(b).
     “Intellectual Property” — any of the following intellectual property that is owned by, or licensed to, VS and that is material to the operation of the business of VS as currently conducted: patents, internet web sites, internet domain names and keywords, trademarks, service marks, registered copyrights and registrations and applications for the registration of any of the foregoing.
     “Inventory” or “Inventories” — all inventories of VS, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by VS in the production of finished goods.
     “Knowledge” — (a) An individual will be deemed to have Knowledge of a particular fact or other matter if:
               (i) that individual is actually aware of that fact or matter; or
               (ii) a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonable investigation regarding the accuracy of any representation or warranty contained in this Agreement.
          (b) A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, as a director or executive officer (as such term is defined under the Exchange Act) of that Person has, or at any time had, Knowledge of that fact or other matter (as set forth in clause (a)(i) and (ii) above), and any such individual (and any individual party to this Agreement) will be deemed to have conducted a reasonable investigation regarding the accuracy of the representations and warranties made in this Agreement by that Person or individual.
     “Knowledge of Buyer” — Knowledge (as defined above) of the Buyer or any of its affiliates, which in any case shall be deemed to include the Dataroom Documents.

     “Knowledge of CLDA” — Knowledge (as defined above) of CLDA or any of its affiliates.
     “Leased Real Property” — as defined in Section 3.6(a).
     “Legal Requirement” — any constitution, law, ordinance, principle of common law, code, regulation, statute, treaty, or decree of any Governmental Body. Reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement, or reenactment of such section or other provision.
     “Loss” — any cost, loss, liability, obligation, claim, damage, deficiency, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses), fine, penalty, judgment, award, assessment, or diminution of value.
     “Material Adverse Change” — with respect to VS as a whole, any event, change, development, or occurrence that, individually or together with any other event, change, development, or occurrence, is materially adverse to the business, condition (financial or otherwise), assets, results of operations, or prospects of VS taken as a whole.
     “Material Applicable Contract” — as defined in Section 3.14(a).
     “Net Working Capital” — an amount equal to (a) the sum of (i) cash, (ii) current assets, but excluding intercompany receivables, and (iii) Inventory, less (b) the current liabilities, but excluding any intercompany liabilities.
     “Notary Letter” — as defined in Section 2.2(a).
     “Occupational Safety and Health Law” — Any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any governmental program designed to provide safe and healthful working conditions.
     “Order” — any order, injunction, judgment, decree, ruling, assessment, or arbitration award of any Governmental Body, court or arbitrator.
     “Ordinary Course of Business” — an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:
          (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;
          (b) such action is not required, by law or pursuant to the articles of association, to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required, by law or pursuant to the articles of association, to be specifically authorized by the parent company (if any) of such Person; and

          (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.
     “Organizational Documents” — the articles of incorporation and the current articles of association of a corporation.
     “Owned Real Property” — as defined in Section 3.6(a).
     “Pension Schemes” — as defined in Section 3.10(m).
     “Permitted Encumbrances” — (a) Encumbrances for Taxes and other governmental charges and assessments (except assessments for public improvements levied, pending, or deferred against the Owned Real Property) that are not yet due and payable or which are being contested in good faith by appropriate proceedings (provided required payments have been made in connection with any such contest and adequate reserves have been taken under GAAP), (b) Encumbrances of carriers, warehousemen, mechanics’ and materialmen and other like Encumbrances arising in the Ordinary Course of Business (provided that such Encumbrances have not been incurred in connection with the borrowing of money and lien statements have not been filed), (c) easements, rights of way and restrictions, zoning ordinances and other similar Encumbrances affecting the Real Property and which do not unreasonably restrict the use thereof or VS’s proposed use thereof in the Ordinary Course of Business, (d) statutory Encumbrances in favor of lessors arising in connection with any property leased to VS, and (e) Encumbrances reflected in the Financial Statements.
     “Person” — an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture, other entity, or a Governmental Body.
     “Proceeding” — any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial, or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
     “Purchase Price” — as defined in Section 2.2(a).
     “Quasi Employee” — each individual performing labor for VS or activities as a member of the management and supervisory boards of VS on the basis of an agreement other than an employment agreement (including without limitation a manpower supply, management, consultancy, freelance or agency agreement directly with VS or indirectly through another Person that has such an agreement with VS), including without limitation any freelancer, manager, consultant or agent of VS (whether acting directly with VS or indirectly through another Person) or any employee of a manpower supply company. (For the avoidance of doubt, this definition of “Quasi Employee” does not include any individual that could be considered an employee (werknemer) in the meaning of Section 2 sub 1 of the Wages Withholding Tax Act (Wet op the loonbelasting).)
     “Quasi Employee Terms” — as defined in Section 3.10(b).

     “Real Property” — as defined in Section 3.6(a).
     “Record” — information that is inscribed on a tangible medium or that is stored in an electronic or other medium.
     “Representative” — with respect to a particular Person, includes any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, or legal counsel of such Person.
     “Senter Loan” — as defined in Section 3.14(e).
     “Shares” — as defined in the Recitals of this Agreement.
     “Subsidiary” — with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of CLDA.
     “Tax” — any income, gross receipts, profits, franchise, excise, value added, sales, use, withholding, payroll or property tax or any social security contributions (including national insurance and employee social security), together with any interest, penalties or additions to tax imposed with respect to such amount.
     “Tax Liability” — means a liability of VS to make or suffer an actual or increased payment of Tax, including, but not limited to, any liability pursuant to sections 34 and 35 of the Tax Collection Act 1990 (Invorderingswet 1990).
     “Tax Return” — any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.
     “Third Party” — a Person that is not a party to this Agreement.
     “Third-Party Claim” — any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.
     “U.S.” or “United States” — the United States of America.
     “VS Permits” — as defined in Section 3.11(c).

2. Sale and Transfer of Shares; Closing
     2.1 SHARES
     Effective as of the Effective Date, subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, and covenants contained in this Agreement, on the Closing Date BV shall sell and transfer the Shares to Buyer, free and clear of any Encumbrance, and Buyer shall purchase the Shares from, and accept the transfer of the Shares by, BV.
     2.2 PURCHASE PRICE
          (a) The consideration for the Shares will be fifteen million United States Dollars ($15,000,000) (the “Purchase Price”) as adjusted in Section 2.2(b). On the Closing Date, the Purchase Price shall be delivered by Buyer in accordance with the ‘notary letter’ as executed on the date of this Agreement by the parties to this Agreement (the “Notary Letter”).
          (b) The Purchase Price shall be adjusted as follows:
               (i) Schedule 2.2 (b)(i) contains (A) a final balance sheet of VS as of the Effective Date, which sets forth the “total assets” and “total liabilities” as of the Effective Date (hereinafter referred to as the “Final Closing Balance Sheet”), prepared in accordance with VS’s past practices consistently applied; and (B) a statement based on such Final Closing Balance Sheet which sets forth in detail a calculation of the Net Working Capital as of the Effective Date. At Buyer’s request, CLDA will provide Buyer supporting documentation used in the preparation of the Final Closing Balance Sheet. Except as set forth below, the Final Closing Balance Sheet and the accompanying Net Working Capital calculation shall be deemed to be and shall be final, binding and conclusive on the parties upon the earlier of (x) Buyer’s delivery of a written notice to CLDA of its approval of the Final Closing Balance Sheet; (y) the failure of Buyer to notify CLDA in writing of a dispute with regard to the Final Closing Balance Sheet within ninety (90) days after the Closing; or (z) the resolution of all disputes, pursuant to Section 2.2(b)(iii), by the Independent Accounting Firm (the “Final Resolution Date”). For the avoidance of doubt, the parties to this Agreement expressly acknowledge and agree that any such written notice, failure to notify in writing of any dispute and/or any decision by the Independent Accounting Firm shall not be deemed, nor be construed as, a waiver of Buyer’s rights to claim damages resulting from a Breach, it being understood that Buyer shall not be entitled to recover from CLDA or BV more than once (meaning that Buyer shall be not be entitled to damages resulting from a Breach, to the extent and insofar as the item whereto such damages relate, is reflected on the Final Closing Balance Sheet (as possibly adjusted pursuant to this Section 2.2(b))).
               (ii) If the Net Working Capital is less than three million nine hundred thousand Euros (€3,900,000), the Purchase Price payable pursuant to Section 2.2(a) shall be decreased, Euro for Euro, by the amount by which the Net Working Capital is less than €3,900,000. Conversely, if the Net Working Capital is more than €3,900,000, then the Purchase Price shall be increased, Euro for Euro, by the amount by which the Net Working Capital is greater than €3,900,000. The computation of the Net Working Capital shall not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated herein.
               (iii) Buyer may dispute any amounts reflected on the Final Closing Balance Sheet by delivery of a written notice to CLDA (the “Final Closing Balance Sheet Dispute Notice”). If Buyer delivers a Final Closing Balance Sheet Dispute Notice to CLDA, Buyer and CLDA shall attempt to reconcile the parties’ differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties. If Buyer and CLDA are unable to reach a resolution within thirty (30) days after the delivery of the Final Closing Balance Sheet Dispute Notice, Buyer and CLDA shall submit their respective determinations and calculations and the items remaining in dispute for resolution to any independent accounting firm mutually acceptable to Buyer and CLDA (the “Independent Accounting Firm”). The parties shall cause the Independent Accounting Firm to submit a report to Buyer and CLDA with a determination regarding the remaining disputed items, within thirty (30) days after submission of the matter, and such report shall be final, binding and conclusive on Buyer and CLDA. For the avoidance of doubt, the parties to this Agreement expressly acknowledge and agree that in preparing its report the Independent Accounting Firm shall be bound by the agreement they reached on (certain items of) the Final Closing Balance Sheet, which agreement is reflected in the (notes to the) Final Closing Balance Sheet, and that they shall instruct the Independent Accounting Firm accordingly. The fees, costs and expenses of the Independent Accounting Firm shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by CLDA.
               (iv) Any adjustment to the Purchase Price pursuant to this Section 2.2(b) shall be referred to as a “Balance Sheet Adjustment”. If the Purchase Price declines as a result of a Balance Sheet Adjustment, CLDA shall return such amounts to Buyer by wire transfer of immediately available funds in Euros within five (5) Business Days following the Final Resolution Date. Conversely, if the Purchase Price increases as a result of a Balance Sheet Adjustment, Buyer shall pay such amount to CLDA by wire transfer of immediately available funds in United States Dollars (using the prevailing Euro to United States Dollar exchange rate as listed in the international edition of the Wall Street Journal published in Europe on the Closing Date) within five (5) Business Days following the Final Resolution Date.
     2.3 CLOSING
     The transfer of the Shares from BV to Buyer and the acceptance of Buyer of such transfer as provided for in Section 2.1 of this Agreement (the “Closing”), shall be effectuated pursuant to a notarial deed of transfer executed before Mr. F. J. Janse de Jange, Civil Law Notary at Van Mens & Wisselink in Amsterdam, the Netherlands, the agreed form of which notarial deed is attached hereto as Exhibit A. The Closing will take place at the offices of Buyer’s counsel at Van Mens en Wisselink, Piet Heinkade 55, 1019 GM Amsterdam, The Netherlands. The Closing shall take place in accordance with the Notary Letter. The Closing will be deemed to be effective as of the close of business on the Effective Date.

     2.4 CLOSING OBLIGATIONS
     At the Closing, the parties to this Agreement shall take the Completion Steps in accordance with the Notary Letter.
3. Representations and Warranties of CLDA and BV
     For the purposes of this Agreement, the phrases “has delivered,” “has provided,” “has made available,” and similar phrases, include providing Buyer access to any required documents and information through the Dataroom. Information contained in the Dataroom Documents will be regarded as disclosed on the basis of first reading (eerste lezing) without checking references to other documents. A true and complete list of the Dataroom Documents as of the date of this Agreement is attached hereto as Schedule 3. Each of CLDA and BV represents and warrants to Buyer that the statements contained in this Article 3 are correct as of the date of this Agreement, except as set forth in the disclosure schedule delivered by CLDA to Buyer on the date hereof and initialed by the Parties (the “Disclosure Schedule”). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule fairly identifies the exception (meaning the content and scope of the relevant exception is, or reasonably should be, sufficiently clear from the Disclosure Schedule). Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein, unless (i) such document is a Dataroom Document or (ii) the representation or warranty has to do with the existence of the document or other item itself. The Disclosure Schedule will be arranged corresponding to the Sections contained in this Article 3.
     3.1 ORGANIZATION AND EXISTENCE
          (a) CLDA has provided, for VS, correct and complete information regarding its legal name, its type of legal entity, and its jurisdiction of organization. Each of CLDA, BV, and VS is duly organized and validly existing under the laws of its jurisdiction of organization, with full power and authority to conduct its business as it is being conducted, to own or use the assets that it purports to own or use, and with respect to VS, to perform all its obligations under Applicable Contracts.
          (b) CLDA has delivered to Buyer correct and complete copies of the Organizational Documents of each of BV and VS. There have been no amendments to, or restatements of, the Organizational Documents of either BV or VS provided to Buyer by CLDA, and neither BV nor VS is in default under or in violation of any of its Organizational Documents. Schedule 3.1(b) lists the directors and officers of each of BV and VS.
     3.2 ENFORCEABILITY AND AUTHORITY; NO CONFLICT
          (a) This Agreement has been duly executed and delivered by CLDA and BV and constitutes the legal, valid, and binding obligation of CLDA and BV, enforceable against CLDA and BV in accordance with its terms. Upon the execution and delivery of CLDA’s Closing Documents by the party thereto, CLDA’s Closing Documents will constitute the legal, valid, and binding obligation of CLDA, BV or VS, as the case may be, enforceable against

CLDA, BV or VS, as the case may be, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Legal Requirements affecting or relating to creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. Each of CLDA and BV has the right, power, authority, and capacity to execute and deliver this Agreement and CLDA’s Closing Documents to which it is a party and to perform its obligations under this Agreement and CLDA’s Closing Documents to which it is a party.
          (b) Except as set forth in Schedule 3.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any Contemplated Transaction will:
               (i) Contravene, conflict with, or violate any Organizational Document of CLDA, BV or VS;
               (ii) Contravene, conflict with, or violate any Legal Requirement, or give any Governmental Body or other Person the right to challenge any Contemplated Transaction, or to exercise any remedy or obtain any relief under, any applicable Legal Requirement or any Order to which BV, VS or CLDA, or any of the assets owned or used by BV or VS, may be subject;
               (iii) Breach, or give any Person the right to declare a default or exercise any remedy or to obtain any additional rights under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate, modify, or require any notice under, any Applicable Contract or any Contract to which CLDA or BV is a party; or
               (iv) result in the imposition or creation of any Encumbrance upon or with respect to any assets owned or used by VS.
          (c) Except as set forth on Schedule 3.2(c) and except where such failure would not reasonably be expected to result in a Material Adverse Change, none of CLDA, VS or BV need give notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of the Contemplated Transactions.
     3.3 CAPITALIZATION OF BV AND VS
          (a) The authorized Equity Securities of BV consist of 350 shares, par value NLG 500 per share, of which 70 shares are issued, outstanding and owned (of record and beneficially) by CLDA, and none of which are subject to any Encumbrances.
          (b) The authorized Equity Securities of VS consist of 2,500,000 shares, par value €.46 per share, of which 500,000 shares are issued and outstanding. BV is the owner (of record and beneficially) of 470,000 of the issued and outstanding shares, free and clear of all Encumbrances, which constitute the Shares. VS is the owner of the other 30,000 issued and outstanding shares of VS, free and clear of all Encumbrances. There are no restrictions on the right of BV to transfer the Shares, pursuant to this Agreement. Upon transfer to Buyer of the Shares, Buyer will receive good title to the Shares, free and clear of all Encumbrances. All of the outstanding Equity Securities of VS have been duly authorized and validly issued, and are fully paid and nonassessable. CLDA has provided all Contracts relating to the sale, voting, or transfer of any Equity Securities of VS.
     3.4 FINANCIAL STATEMENTS
     CLDA has delivered to Buyer: (a) an unaudited balance sheet of VS as at June 30, 2007 (the “Balance Sheet”), and the related statements of income, changes in stockholders’ equity, and cash flow for the fiscal quarter then ended, and (b) audited balance sheets of VS as at March 31 of each of the years 2007, 2006 and 2005, and the related audited statements of income, changes in stockholders’ equity, and cash flow for each of the fiscal years then ended, including in each case the notes thereto (collectively, the “Financial Statements”). The Financial Statements fairly (getrouw, duidelijk en stelselmatig) present the financial condition and the results of operations of VS as at the respective dates of and for the periods referred to in the Financial Statements. The Financial Statements (including the notes thereto) were prepared in accordance with GAAP or any such similar standards or principles in The Netherlands applied on a consistent basis throughout the periods covered thereby, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the absence of notes (that, if presented, would not differ materially from those included in the Financial Statements). Except as set forth on Schedule 3.4, all accounts receivable represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. To the Knowledge of CLDA and BV, all Inventories consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business, except as reflected on the Balance Sheet, and except where the failure to meet such standards would not reasonably be expected to result in a Material Adverse Change. Except as set forth in Schedule 3.4, the Inventories (other than goods in transit and field service Inventory) are located on the premises of VS.
     3.5 BOOKS AND RECORDS
     Except as set forth on Schedule 3.5, the minute books, books of account and other Records of VS, all of which CLDA has made available to Buyer, are materially complete and correct, represent actual, bona fide meetings and transactions, and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls over financial reporting. Each material transaction of VS is properly and accurately recorded on the books and Records of VS, and each document (including any Contract, invoice or receipt) on which entries in VS’s books and Records are based is accurate and complete in all material respects. The minute books of VS contain accurate and complete records of all meetings held of, and corporate action taken by, VS’s stockholders, directors and directors’ committees, and no such meeting has been held for which minutes have not been prepared and are not contained in such minute books. At the time of the Closing, all of those books and Records will be in the possession of VS.
     3.6 REAL AND PERSONAL PROPERTY
          (a) CLDA has delivered information regarding all real estate owned by VS (the “Owned Real Property”) and all real estate leased by VS (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”), including the legal description, street address and all relevant land register (kadaster) numbers of each property. CLDA has delivered to Buyer copies of the deeds, leases and other instruments by which VS acquired or leased such real property and interests, and with respect to each Owned Real Property the evidence of title (eigendomsbewijs) relating to such property or interests.
          (b) The Owned Real Property and VS’s interests in the Leased Real Property are owned by VS, free and clear of all Encumbrances, other than Permitted Encumbrances. Except as set forth on Schedule 3.6(b), any improvements located on the Real Property are structurally sound, are in good operating condition and repair, are free from patent defects, and are adequate for the uses to which they are being put.
          (c) Except as set forth on Schedule 3.6(c), VS owns all the tangible personal property reflected as owned in the Balance Sheet (other than Inventory sold since the date of the Balance Sheet in the Ordinary Course of Business), free of all Encumbrances, other than Permitted Encumbrances. Each item of tangible personal property of VS is in good operating condition and repair, is free from patent defects, and is suitable for immediate use in the Ordinary Course of Business.
          (d) The Real Property and the tangible personal property of VS constitute all such assets necessary for the operation of VS.
     3.7 NO UNDISCLOSED LIABILITIES
     Except as set forth on Schedule 3.7, VS has no material liability or obligation of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) other than liabilities or obligations reflected or reserved against in the Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the date thereof.
     3.8 TAXES
     Except as set forth on Schedule 3.8, with respect to any periods up to and including the Closing Date:
          (a) VS has filed or caused to be filed on a timely basis all Tax Returns that were required to be filed by or with respect to it, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. VS has not requested an extension of time within which to file any Tax Return which has not since been filed.
          (b) All Tax Returns filed by (or that include on a consolidated basis) VS are complete and correct in all material respects and comply with all applicable Legal Requirements.
          (c) VS has paid, or made adequate provision for the payment of, all Taxes that have or may have become due for all periods covered by any Tax Return or otherwise. VS has and, to the knowledge of CLDA, will have, no additional liability for Taxes with respect to any Tax Return that was required by applicable Legal Requirements to be filed on or before the Closing Date, other than those reflected as liabilities on the Balance Sheet.

          (d) VS has withheld or collected, and, to the extent required, paid to the proper Governmental Body or other Person, all Taxes required to be withheld or collected by it and where such Taxes may be due but not yet payable provided for the Taxes in the Balance Sheet. The amounts reflected as liabilities on the Balance Sheet for all Taxes are adequate to cover all unpaid liabilities for Taxes, whether or not disputed, that have accrued with respect to or are applicable to the period ended on and including the Closing Date or to any years and periods prior thereto and for which VS may be directly or contingently liable in its own right or as a transferee of the assets of, or successor to, any Person.
          (e) No audits or other Proceedings exist with regard to any Taxes or Tax Returns of VS. None of CLDA, BV or VS has received any written notice that an audit or other Proceeding is pending or threatened with respect to any Taxes or any Tax Return filed by or with respect to VS. VS has not granted or been requested to grant any waiver of any statutes of limitations applicable to any claim for Taxes.
          (f) All Tax deficiencies that have been claimed, proposed or asserted in writing against VS have been fully paid or finally settled, and no issue has been raised in writing in any examination which, by application of similar principles, could be expected to result in the proposal or assertion of a Tax deficiency for any other year not so examined.
          (g) No written position has been taken on any Tax Return with respect to the business or operations of VS for a taxable year for which the statute of limitations for the assessment of any Taxes with respect thereto has not expired that is contrary to any publicly announced position of a taxing authority or that is substantially similar to any position which a taxing authority has successfully challenged in the course of an examination of a Tax Return of VS.
          (h) All Taxes that VS is required by law to withhold or collect, including sales and use Taxes and amounts required to be withheld for Taxes of Employees and Quasi Employees, have been duly withheld or collected and, to the extent required, have been paid over to the proper taxing authority or are held in separate bank accounts for such purpose.
          (i) VS has never been a member of a group of companies for corporate income Tax purposes (fiscale eenheid).
          (j) Since March 31, 2006, VS has not had a branch office or any other permanent establishment in the United States. There are no liabilities for VS in the United States or in the Netherlands in connection with VS having filed Tax Returns in the United States prior to the Closing. Since February 28, 2007, neither CLDA nor any other United States resident has elected to treat VS as a partnership or any other entity disregarded as separate from its owner pursuant to Section 301.7701-3 of the regulations promulgated under the United States Internal Revenue Code of 1986, as amended, for purposes of United States federal Taxes, and VS does not owe any Taxes in the United States as a result of its past activities in that jurisdiction. Currently, VS has not made an election to authorize the Commonwealth of Massachusetts and any other Governmental Body to effect electronic funds withdrawals for purposes of paying any Taxes due and payable by or on behalf of VS.

     3.9 NO MATERIAL ADVERSE CHANGE
     Except as set forth on Schedule 3.9, since the date of the Balance Sheet (including without limitation the period between the Effective Date and the Closing Date), VS has not suffered any Material Adverse Change, and, to the Knowledge of CLDA (excluding Knowledge of VS), no event has occurred or condition has arisen that (a) may result in such a change, (b) has materially impeded or may materially impede the ongoing operations of VS, or (c) has significantly adversely affected or may significantly adversely affect a material asset of VS.
     3.10 EMPLOYEES; QUASI EMPLOYEES
          (a) Schedule 3.10(a) contains a list of all Employees working at VS on the Closing Date, whether on the basis of an employment agreement or otherwise, including for each Employee his/her employee number, age, category, date of commencement of work and his/her annual salary. On the Closing Date, there are no Employees other than those mentioned on Schedule 3.10(a).
          (b) Schedule 3.10(b) contains a list of all Quasi Employees working at VS on the Closing Date, including for each Quasi Employee the nature of his/her relationship with VS, his/her number in VS’ records (if any), age, date of commencement of work, the annual compensation and benefits of the Quasi Employee or the company for which they work (the “Quasi Employee Terms”). On the Closing Date, there are no Quasi Employees and no Quasi Employee Terms other than those mentioned on Schedule 3.10(b).
          (c) Schedule 3.10(c) contains a list of titles and salaries of the Employees of VS whose annual base salary or annual compensation is greater than fifty thousand Euros (€50,000) gross as of October 1, 2007, together with the rates of pay of each such Employee.
          (d) All commitments or agreements applicable to the Employees of VS, including, but not limited to, those resulting from any applicable collective bargaining agreements, Contracts (whether qualified or nonqualified, currently effective or terminated, written or unwritten), policies, social plans, benefit, compensation or profit sharing plans (the “Employment Terms”) are listed in Schedule 3.10(d). Since September 30, 2007, there have been no changes to the Employment Terms. CLDA has delivered to Buyer correct and complete copies of all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks, and other written communications regarding all Employment Terms, which documents are listed on Schedule 3.10(d).
          (e) VS is not subject to any collective labor agreement other than as disclosed on Schedule 3.10(d).
          (f) Except as set forth in Schedule 3.10(f), timely payment and accruals have been made of all amounts that are required to be paid or accrued under all Employment Terms or Quasi Employee Terms to the Employees or Quasi Employees or any other Persons, with respect to all periods ending on or before the Closing Date.
          (g) VS has timely complied with (i) the Employment Terms and any other Legal Requirements which may be applicable to VS with respect to the Employees and (ii),

insofar as the relevant Quasi Employee can be considered an “Employee” (Werknemer) in the meaning of section 1.1 of the collective employment agreement for the Metalektro (Collectieve arbeidsovereenkomst in de Metalektro 2004/2007) with this collective employment agreement and the the Quasi Employee Terms. The form and content of all Employment Terms are in compliance with all Legal Requirements and any Order applicable to VS. The Employment Terms have been maintained and operated in all respects in accordance with all Legal Requirements and any Order applicable to VS. The form and content of all Quasi Employee Terms are in compliance with the collective employment agreement for the Metalektro (Collectieve arbeidsovereenkomst in de Metalektro 2004/2007), if and to the extent this agreement is applicable to the Quasi Employees.
          (h) Except as set forth in Schedule 3.10(h), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any current or former Employees or Quasi Employees, nor will they cause or accelerate the termination of any Applicable Contract of any Employee or Quasi Employee.
          (i) To the Knowledge of CLDA, on the Closing Date, no present or former Employee or Quasi Employee, nor any other Person has any filed, pending or anticipated claim against VS arising out of any Contracts or any Legal Requirements relating to any work or activity performed for or proposed to (on the basis of an employment agreement or otherwise) VS prior to the Closing Date or thereafter. Such claims include, but are not limited to, any claims relating to discrimination and intimidation, privacy and data protection, working hours, health and safety at work or disability.
          (j) VS has at all times maintained correct and accurate records regarding the Employees and the Quasi Employees.
          (k) Except as set forth on Schedule 3.10(k), there is no additional taking-on of obligations by VS, or grant of rights, recognition, wage bargaining or other collective or similar agreement arrangement or understanding in force or proposed between VS, on the one hand, and any Works Council or other employee representative body within VS, trade union or other outside organization representing any Employees or, insofar as they can be considered “Employees” in the meaning of section 1.1 of the collective employment agreement for the Metalektro, Quasi Employees of VS, on the other hand. No such agreement or understanding is observed or taken account of when fixing levels of remuneration, benefits or other Employment Terms or, insofar as the relevant Quasi Employee can be considered an “Employee” in the meaning of section 1.1 of the collective employment agreement for the Metalektro, Quasi Employee Terms, and there is no current or threatened dispute between VS and any section of its workforce, the Works Council or other employee representative body within VS, trade union or other outside organization representing any Employees or, insofar as they can be considered “Employees” in the meaning of section 1.1 of the collective employment agreement for the Metalektro, Quasi Employees of VS, and there is not and there has not ever been any threatened or actual strike, lock-out or other labor-related dispute or industrial action affecting VS.

          (l) Set forth in Schedule 3.10(l) is a complete and correct description of any and all old age (including without limitation any early retirement, vut and pension) entitlements of the Employees (the “Pension Schemes”). VS has not, in any way whatsoever, promised to the Employees that they have any old age entitlements other than those set forth in Schedule 3.10(m).
          (m) Over the period up to the Closing Date, VS has (had) no obligations or commitments towards any old age provisions (including without limitation any early retirement, vut and pension) of the Quasi Employees or the companies they work for, VS has not, in any way whatsoever, promised to the Quasi Employees or the companies they work for that they have any old age entitlements.
          (n) Except as set forth in Schedule 3.10(n), none of the Employees is obligated to participate in any sector pension fund or early retirement fund (VUT-fonds) according to a resolution of the Netherlands Minister of Social Affairs based on the compulsory participation in sector pension funds 2000 (Wet verplichte deelneming in een Bedrijfstakpensioenfonds 2000), or on the basis of a collective labor agreement or any other basis.
          (o) VS has no obligations or commitments towards the Quasi Employees and/or towards any sector pension fund or early retirement fund (VUT fonds) with respect to participation of such Quasi Employees in such sector pension fund or early retirement fund according to a resolution of the Netherlands Minister of Social Affairs based on the compulsory participation on sector pension funds 2000 (Wet verplichte deelneming in een Bedrijfstakpensioenfonds 2000), or on the basis of a collective labor agreement or any other basis.
          (p) All of the Employees of VS that participate in the Pension Schemes have been registered with the appropriate pension insurer and/or pension fund. VS has at all times provided the pension insurance company and/or pension fund with all required information in order to establish the pensions to which the Employees are entitled and the premiums to be paid by VS for such pensions. The information in connection with the granted rights on pensions provided to the Employees and their relatives by VS has at all times been correct and complete.
          (q) Except as set forth in Schedule 3.10(q), VS has fully paid or provided for all amounts that it has been or is required to pay in connection with the Pension Schemes, and VS has therefore met all of its obligations for any liabilities pertaining to the period up to and including the Closing Date, whether actual or contingent, including without limitation any past service liabilities.
          (r) Except as set forth in Schedule 3.10(r), up to the Closing Date, all Pension Schemes fully comply and at all times have fully complied with all applicable Legal Requirements, including without limitation the Netherlands Pensions and Savings Act (Pensioen- en spaarfondsenwet), the Netherlands Pension Act (Pensioenwet), and any applicable non-discrimination and/or Tax rules.

          (s) Except as set forth in Schedule 3.10(s), up to the Closing Date, all Pension Schemes are operated and have always been operated in accordance with their terms and conditions.
          (t) None of the Employees has been requested to undergo a medical examination in relation to his/her participation in the Pension Schemes.
          (u) All death, old age, and disability liabilities of VS towards the Employees and the Quasi Employees under the Employment Terms, the Quasi Employee Terms or any Legal Requirement are fully insured.
     3.11 COMPLIANCE WITH LEGAL REQUIREMENTS
          (a) Except as set forth in Schedule 3.11(a):
               (i) VS is, and at all times since its formation has been, in compliance with each Legal Requirement that is or was applicable to it or the conduct of its business or the ownership or use of any of its assets, except where the failure to maintain such compliance would not reasonably be expected to result in a Material Adverse Change; and
               (ii) VS has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, or potential obligation on the part of VS to undertake, or to bear all or any portion of the cost of, any remedial action.
          (b) Except as set forth on Schedule 3.11(b), to the Knowledge of CLDA, no event has occurred or circumstance exists that (with or without notice or lapse of time) may cause VS to Contravene any Legal Requirement or may give rise to any obligation on the part of VS to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.
          (c) Set forth on Schedule 3.11(c) is a correct and complete list of all permits, licenses, and approvals that are required under the Legal Requirements that are applicable to VS for the operation of the business (collectively, the “VS Permits”). VS has all applicable VS Permits, all of which (i) are valid and in full force and effect, (ii) have not been reversed, stayed, set aside, annulled, or suspended, (iii) are not subject to any conditions or requirements that are not generally imposed on the holders thereof, and (iv) constitute the only licenses, permits authorizations, consents, and approvals required for the operation of the business of VS as currently conducted. VS has applied for an occupancy permit, which is expected to be issued once inspection has taken place on the basis of the situation as of December 1, 2007. VS has complied and will continue to comply with all Legal Requirements in order to obtain the occupancy permit, and CLDA has no reason to believe that the occupancy permit will not be issued to VS.
     3.12 LITIGATION
     Except as set forth in Schedule 3.12, (a) there are no actions, suits or proceedings pending or, to the Knowledge of CLDA, overtly threatened in writing against VS or before or by any

Governmental Body, which, if adversely determined to VS, would reasonably be expected to have a Material Adverse Change, and (b) neither BV nor VS is subject to any outstanding judgment, Order or decree of any Governmental Body relating to (the business of) VS, except for such judgments, orders or decrees which would not reasonably be expected to result in a Material Adverse Change.
     3.13 ABSENCE OF CERTAIN CHANGES AND EVENTS
     Except as set forth in Schedule 3.13, since the date of the Balance Sheet (including without limitation the period between the Effective Date and the Closing Date), VS has conducted its business only in the Ordinary Course of Business, and there has not been any:
          (a) issuance of or change in the authorized or issued Equity Securities of VS;
          (b) amendment to the Organizational Documents of VS;
          (c) other than any payments by VS of bonuses, salaries, benefits, or other compensation in the Ordinary Course of Business, payment, increase or decrease by VS of any bonus, salary, benefit, or other compensation to any holder of an Equity Security, any Employee, or any Quasi Employee (or the company for which such Quasi Employee works) or entry into or amendment of any employment, severance, bonus, retirement, loan, or other Contract with any holder of any Equity Security, any Employee, or any Quasi Employee (or the company for which such Quasi Employee works);
          (d) damage to or destruction or loss of any material asset of VS, whether or not covered by insurance;
          (e) entry into, termination or expiration of, or receipt of notice of termination of any Material Applicable Contract;
          (f) sale (other than sales of Inventories in the Ordinary Course of Business), lease, other disposition or imposition of an Encumbrance on any asset of VS; or
          (g) payment or declaration of any dividend (or any other distribution in respect of the Shares); or
          (h) other than in the Ordinary Course of Business, management fee, commission, bonus and/or any similar payment or distribution.
     3.14 CONTRACTS; NO DEFAULTS
          (a) CLDA has delivered to Buyer copies of all Contracts meeting the following descriptions (each, a “Material Applicable Contract”):
               (i) each Applicable Contract, other than Contracts with suppliers and purchase orders, that involves performance of services, delivery of goods or materials or payments by or to VS of an amount or value in excess of one hundred and fifty thousand United States Dollars ($150,000) or the equivalent in any other currency;

               (ii) except as set forth in Schedule 3.14(a), each Applicable Contract that was not entered into in the Ordinary Course of Business;
               (iii) each Applicable Contract, other than Contracts with suppliers and purchase orders, affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than one hundred and fifty thousand United States Dollars ($150,000) or the equivalent in any other currency and with remaining terms of less than one year);
               (iv) each Applicable Contract with respect to Intellectual Property, including Contracts with current or former Employees or Quasi Employees (or the companies for which they work), consultants, or contractors regarding the ownership, use or non-disclosure of any of the Intellectual Property;
               (v) each Applicable Contract, including any joint venture, partnership, or limited liability company agreement, involving a sharing of profits, losses, costs, Taxes, or other liabilities by VS with any other Person;
               (vi) each Applicable Contract relating to indebtedness of VS in excess of one hundred and fifty thousand United States Dollars ($150,000) or the equivalent in any other currency;
               (vii) each Applicable Contract relating to a distributor, reseller, OEM, dealer, manufacturer’s representative, broker, sales agency, advertising agency, finder’s, manufacturing, or assembly relationship with VS of an amount or value in excess of one hundred and fifty thousand United States Dollars ($150,000) or the equivalent in any other currency;
               (viii) each Applicable Contract relating to any surety bond or letter of credit that is either (i) outside the Ordinary Course of Business or (ii) of an amount or value in excess of fifty thousand United States Dollars ($50,000) or the equivalent in any other currency;
               (ix) each Applicable Contract with any labor union, Works Council or other employee representative body;
               (x) each Applicable Contract containing covenants that in any way purport to restrict the business activity of VS or limit the freedom of VS to engage in any line of business or to compete with any Person;
               (xi) each Applicable Contract providing for payments to or by any Person based on or determined by reference to sales, purchases or profits, other than direct payments for goods;
               (xii) each power of attorney that is currently effective and outstanding;
               (xiii) each Applicable Contract that contains or provides for an express undertaking by VS to be responsible for consequential damages;

               (xiv) each Applicable Contract for capital expenditures in excess of one hundred and fifty thousand United States Dollars ($150,000) or the equivalent in any other currency; and
               (xv) each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by VS other than in the Ordinary Course of Business.
          (b) CLDA has delivered to Buyer a true and complete copy (in the case of each written Applicable Contract) or an accurate written summary (in the case of each oral Applicable Contract) of each of the Material Applicable Contracts.
          (c) Except as set forth in Schedule 3.14(c), Each Material Applicable Contract is in full force and effect and is valid and enforceable in accordance with its terms. Neither VS nor, to the Knowledge of CLDA, any other party to a Material Applicable Contract has Contravened any of the applicable terms of a Material Applicable Contract. To the Knowledge of CLDA, no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result directly or indirectly in Contravention of any Material Applicable Contract. VS has not given or received notice or other communication (written or oral) regarding any actual, alleged or potential Contravention of any Material Applicable Contract.
          (d) Except as set forth in Schedule 3.14(d), to the Knowledge of CLDA, no party to a Material Applicable Contract has repudiated any provision of it. There currently are no renegotiations of or attempts to renegotiate any Material Applicable Contracts, nor has any written demand for renegotiation been made. CLDA has no Knowledge that any party to a Material Applicable Contract does not intend to renew it.
          (e) The loan entered into by and between the Dutch State, VS and CLDA on October 4, 1996 (“Senter Loan”), sufficiently known to the parties to this Agreement, is in full force and effect and is valid and enforceable in accordance with its terms. Neither the Senter Loan, nor any of the applicable terms thereof, have been Contravened. To the Knowledge of CLDA, no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result directly or indirectly in Contravention of the Senter Loan, and no notice or other communication (written or oral) regarding any actual, alleged or potential Contravention of the Senter Loan has been received by VS as of the Closing Date.
     3.15 INSURANCE
     VS maintains insurance policies covering its insurable business risks and liabilities in adequate amounts to provide reasonable protection for the business of, and the properties owned and used by, VS. CLDA has delivered to Buyer copies of each material insurance policy maintained by VS, a list of which appears on Schedule 3.15. All of such insurance policies are in full force and effect, and to the Knowledge of CLDA, VS is not in material default with respect to its obligations under any of such insurance policies. Schedule 3.15 also contains a list of all claims and lawsuits for which VS, or any Person on its behalf, has provided notice to any insurer or otherwise sought coverage under any insurance policy or program identified in Schedule 3.15 (including settled and outstanding claims).

     3.16 ENVIRONMENTAL AND HEALTH AND SAFETY MATTERS
     Except as set forth in Schedule 3.16:
          (a) To the Knowledge of CLDA, VS is, and at all times has been, in full compliance with, and has not been and is not in Contravention of or liable under, any Environmental Laws or any Occupational Health and Safety Laws. CLDA, BV and VS have not received any actual Order, notice or other written communication from any Governmental Body, any Employee, or any Quasi Employee (or the company for which such Quasi Employee works) of any actual violation or failure to comply with any Environmental Law or any Occupational Health and Safety Laws, or of any actual obligation to undertake or bear the cost of any Environmental or health and safety related liability with respect to any facility or other property or asset in which VS has had an interest, or with respect to any property or facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by VS, or with respect to any conduct of VS or any other person for whose actions VS is or may be held responsible.
          (b) There are no pending or, to the Knowledge of CLDA, threatened, claims, resulting from any Environmental liability or arising under any Environmental Law or any Occupational Health and Safety Laws, with respect to or affecting any facilities or other properties and assets in which VS has or had an interest, or with respect to any Employees or Quasi Employees (or the companies for which any such Quasi Employees work).
          (c) There are no Hazardous Materials present on or in the Environment at any facility of VS. VS has not permitted or conducted, or is aware of, any activity involving Hazardous Materials conducted with respect to any facility in which VS has or had an interest, and VS is not aware of any circumstances or activities that have resulted in the exposure of Employees or Quasi Employees to Hazardous Materials in any manner during their work or activities for VS.
          (d) Notwithstanding the generality of any other representations and warranties in this Agreement, the representations and warranties in this Section 3.16 constitute the sole and exclusive representations and warranties of CLDA with respect to matters directly or indirectly relating to, or arising out of any environmental, health or safety Legal Requirements, including any Environmental Laws.
     3.17 INTELLECTUAL PROPERTY
          (a) Except as set forth in Schedule 3.17, VS owns, or licenses or otherwise possesses legally enforceable rights to use, all Intellectual Property used or necessary to conduct the business of VS as currently conducted (excluding generally commercially available, off-the-shelf software programs licensed pursuant to shrinkwrap or “click-and-accept” licenses), the absence of which, individually or in the aggregate, is reasonably likely to result in a Material Adverse Change.
          (b) Except as set forth in Schedule 3.17, all patents and registrations and applications for trademarks, service marks and copyrights which are held by VS and which are material to the business of VS, taken as a whole, are valid and subsisting. VS has taken reasonable measures to protect the proprietary nature of the Intellectual Property.
          (c) Except as set forth in Schedule 3.17, VS has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of Third Parties, and VS has not received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation.
     3.18 PRODUCT LIABILITIES AND WARRANTIES
          (a) Except as set forth in Schedule 3.18(a), VS has not incurred any liability, damage, loss, cost, or expense as a result of any defect or other deficiency (whether of design, materials, workmanship, labeling, instructions, or otherwise) with respect to any product designed, manufactured, sold, leased, licensed, or delivered, or any service provided by VS. No Governmental Body has stated that any product designed, manufactured, sold, leased, licensed, or delivered by VS is defective or unsafe or fails to meet any product warranty or any standards promulgated by any such Governmental Body.
          (b) Except as set forth in Schedule 3.18(b), there have been no recalls, product corrections, product removals, market withdrawals, or stock recoveries outside the Ordinary Course of Business with respect to any of the products of VS during the five-year period preceding the date of this Agreement.
     3.19 CUSTOMERS AND SUPPLIERS
     Schedule 3.19 lists the names and addresses of the twenty (20) largest customers and the ten (10) largest suppliers (measured in each case by U.S. Dollar/Euro volume of purchases or sales during the year ended March 31, 2007) of VS, and the U.S. Dollar/Euro amount of purchases or sales that each such customer or supplier represented during the years ended March 31, 2006 and 2005, respectively. Except as set forth in Schedule 3.19, CLDA has no Knowledge of any threatened termination, cancellation or material limitation of, or any material change in, the business relationship of VS with any customer, supplier, group of customers or group of suppliers listed in Schedule 3.19. To the knowledge of CLDA, no customer of VS has any right to any credit or refund for products sold or services rendered or to be rendered by VS pursuant to any Contract, understanding or practice of VS other than pursuant to the normal course return policy of VS, if any, described in Schedule 3.19.
4. Representations and Warranties of Buyer
     Buyer represents and warrants to CLDA as follows:
     4.1 ORGANIZATION AND GOOD STANDING
     Each of Buyer and Buyer’s Parent is duly organized and validly existing under the laws of its jurisdiction of organization.

     4.2 ENFORCEABILITY AND AUTHORITY; NO CONFLICT
          (a) The execution, delivery and performance by each of Buyer and, if applicable, Buyer’s Parent of this Agreement and Buyer Closing Documents have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by each of Buyer and Buyer’s Parent and constitutes the legal, valid, and binding obligation of Buyer, enforceable against each of Buyer and Buyer’s Parent in accordance with its terms. Upon execution and delivery of Buyer’s Closing Documents by Buyer, each of Buyer’s Closing Documents will constitute the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms. Each of Buyer and, if applicable, Buyer’s Parent has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and Buyer’s Closing Documents and to perform its obligations under this Agreement and Buyer’s Closing Documents.
          (b) Except where such failure would not reasonably be expected to result in a Material Adverse Change, neither Buyer’s and Buyer’s Parent’s execution and delivery of this Agreement nor Buyer’s and Buyer’s Parent’s consummation or performance of any Contemplated Transaction will:
               (i) Contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Buyer or Buyer’s Parent, or (B) any resolution adopted by the board of directors or the stockholders of Buyer or Buyer’s Parent;
               (ii) Contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Buyer or Buyer’s Parent or any of the assets owned or used by Buyer or Buyer’s Parent, may be subject;
               (iii) Breach, or give any person the right to declare a default or exercise any remedy or to obtain any additional rights under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate, or modify, any Contract to which Buyer or Buyer’s Parent is a party; or
               (iv) result in the imposition or creation of any Encumbrance upon or with respect to any assets owned or used by Buyer or Buyer’s Parent.
          (c) Except where such failure would not reasonably be expected to result in a Material Adverse Change, neither Buyer nor Buyer’s Parent need give notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of the Contemplated Transactions.
     4.3 CERTAIN PROCEEDINGS
     There is no pending Proceeding against Buyer or Buyer’s Parent that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been Threatened.

     4.4 BROKERS OR FINDERS
     Neither Buyer, Buyer’s Parent nor any of its Representatives has incurred any obligation or liability, contingent or otherwise, for any brokerage or finder’s fee or agent’s commission or other similar payment in connection with this Agreement or the Contemplated Transactions.
5. Post-Closing Covenants
     5.1 CUSTOMER AND OTHER BUSINESS RELATIONSHIPS
          (a) After the Closing, CLDA and BV shall cooperate with Buyer and VS in their efforts to continue and maintain for the benefit of Buyer and VS those business relationships of VS and of CLDA and BV relating to the business of VS, including relationships with customers, suppliers, lessors, Employees and Quasi Employees (including the companies for which any such Quasi Employees work), regulatory authorities, licensors, and others. CLDA shall refer to Buyer and VS all inquiries and communications received by CLDA relating to VS after the Closing.
          (b) After the Closing, neither CLDA nor BV shall take any action, either directly or indirectly, that could diminish the value of VS or interfere with the business of VS.
     5.2 COOPERATION AND PROCEEDINGS; ACCESS TO RECORDS
          (a) After the Closing, CLDA and BV shall cooperate with Buyer and its counsel and make itself and its Representatives available to Buyer and VS in connection with the institution or defense of any Proceeding, whether existing, threatened, or anticipated, involving or relating to the Contemplated Transactions, Buyer, CLDA, or VS, including providing testimony, Records, and other information.
          (b) CLDA and BV on the one hand and Buyer on the other hand shall make available to the other at the requesting party’s sole expense any Records in the non-requesting party’s custody or control for the purpose of preparing any financial statement or Tax Return or preparing for or defending any Tax related examination of the requesting party or VS by any Governmental Body. The party requesting such Records shall reimburse the non-requesting party for reasonable out-of-pocket costs and expenses incurred by the non-requesting party; provided, however, that CLDA shall be responsible for paying reasonable out-of-pocket costs and expenses incurred to obtain and/or prepare Tax related information. The non-requesting party shall afford access to Records during normal business hours, upon reasonable advance notice given by the requesting party and subject to such reasonable limitations as the non-requesting party may impose to delete competitively sensitive or privileged information.
     5.3 CONFIDENTIALITY
     The parties acknowledge that CLDA and Buyer have previously executed a confidentiality agreement, dated as of January 5, 2007 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference, and which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

     5.4 COVENANT NOT TO COMPETE
          (a) For a period of five (5) years from and after the Closing Date, none of CLDA, BV or CLDA’s Subsidiaries will engage directly or indirectly in any business that VS conducts as of the Closing Date in any geographic area in which VS or Buyer or its affiliates conducts that business on the Closing Date; provided, however, that no owner of less than five percent (5%) of the securities of any publicly-traded company shall be deemed to engage by reason of such ownership in any of its businesses.
          (b) For a period of two (2) years from and after Closing Date, none of CLDA, BV or CLDA’s Subsidiaries will directly or indirectly solicit, entice, induce any Employee of VS or, if any, any Person performing labor for VS under a management agreement, to enter into an employment agreement with, or to perform work or activities for CLDA, BV or CLDA’s Subsidiaries, except if such person is solicited, enticed or induced pursuant to a general employment advertising campaign of CLDA, BV or any of CLDA’s Subsidiaries.
          (c) For a period of one (1) year from and after the Closing Date, none of Buyer or any member of Buyer’s group will directly solicit or entice any person who at any time during the preceding period of one (1) year has been a CLDA Employee, to enter into an employment agreement with, or to perform work or activities for Buyer or any member of Buyer’s group, except if such person is solicited or enticed pursuant to a general employment advertising campaign of Buyer or any member of Buyer’s group.
          (d) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.4 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
          (e) Section 5.4(a) and (b) shall not apply:
               (i) in respect of the operations and business of Electa Lab s.r.l., provided that, for the period that Electa Lab s.r.l. is a direct or indirect Subsidiary of CLDA, CLDA shall ensure that Electa Lab s.r.l. will not compete in the “clinical chemistry market” using technology acquired from VS; or
               (ii) in the event of a merger or similar transaction involving CLDA, BV or any of its Subsidiaries, provided that such merger or similar transaction is not primarily done in order to avoid application of Section 5.4(a).

6. Indemnification; Remedies
     6.1 INDEMNIFICATION AND REIMBURSEMENT BY CLDA
          (a) CLDA shall indemnify and hold harmless Buyer, VS, and their respective Representatives, shareholders, Subsidiaries, and affiliates (collectively, the “Buyer Indemnified Persons”) from, and shall pay to Buyer Indemnified Persons the amount of, or reimburse Buyer Indemnified Persons for, any Loss that Buyer Indemnified Persons may suffer, sustain, or become subject to, as a result of, in connection with, or relating to:
               (i) any Breach of any representation or warranty made by CLDA in this Agreement;
               (ii) any Breach of any covenant or obligation of CLDA in this Agreement;
               (iii) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement made by any such Person with CLDA or VS (or any Person acting on their behalf) in connection with any of the Contemplated Transactions; or
               (iv) any Tax Liability relating to periods on or prior to the Effective Date (for the purpose of this clause, the amount of the Tax Liability that is due (materieel verschuldigd) prior to the Closing Date shall be deemed equal to the amount which would be payable if the taxable year ended immediately prior to the Closing Date), but excluding any Tax Liability that is properly reflected on the Final Closing Balance Sheet (as adjusted in accordance with Section 2.2 (b), if applicable).
          (b) Notwithstanding the foregoing, Buyer Indemnified Persons shall have the right to be indemnified and held harmless under Section 6.1(a)(i) only if such right is asserted, (i) with respect to the representations and warranties in Section 3.8, on or before the date that is sixty (60) days after the expiration of any applicable statute of limitations, (ii) with respect to the representations and warranties in Section 3.3, on or before the date that is ten (10) years after the Closing Date, (iii) with respect to the representations and warranties in Section 3.17, on or before the date that is three (3) years after the Closing Date (iv) with respect to the representations and warranties in Section 3.10, on or before the date that is two (2) years after the Closing Date, and (v) with respect to other representations and warranties in Article 3, on or before the date that is twelve (12) months after the Closing Date; provided, however, that there shall be no time limit on claims for Losses resulting from a Breach of the representations and warranties in Sections 3.1 and 3.2.
          (c) Buyer shall promptly notify CLDA in writing and within ten (10) Business Days upon receipt of a notice after the Closing Date, of any pending audit investigation, assessment or other material proceedings with respect to Tax matters of VS for any period or portion thereof ending at or prior to the Closing Date. Buyer shall provide CLDA such information as may reasonably be requested by CLDA for CLDA to be ensured of (i) the proper and timely completion and filing of any Tax Returns and/or (ii) the proper and adequate defense of any Tax audit or other Tax proceeding, relating to any period or portion thereof ending at or prior to the Closing Date.
          (d) Sections 6.1(a) and 6.1(b) shall not apply to the extent that, on the Closing Date there is Knowledge of Buyer as to any Breach of any representation or warranty made by CLDA or BV in this Agreement, it being understood that to the extent the Knowledge of Buyer relates to the Dataroom Documents, there shall be no such Knowledge of Buyer unless the Dataroom Documents fairly identify the relevant issue or item (meaning the content and scope of the relevant issue or item is, or reasonably should be, sufficiently clear from the Dataroom Documents itself). Information contained in the Dataroom Documents will be regarded as disclosed on the basis of first reading (eerste lezing) without checking references to other documents.
     6.2 INDEMNIFICATION AND REIMBURSEMENT BY BUYER
          (a) Buyer shall indemnify and hold harmless CLDA and BV from, and shall pay to CLDA or BV the amount of, or reimburse CLDA or BV for, any Loss that CLDA or BV may suffer, sustain or become subject to, as a result of, in connection with, or relating to:
               (i) any Breach of any representation or warranty made by Buyer in this Agreement;
               (ii) any Breach of any covenant or obligation of Buyer in this Agreement; or
               (iii) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement made by any such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.
          (b) Notwithstanding the foregoing, CLDA and BV shall have the right to be indemnified and held harmless under Section 6.2(a)(i) only if such right is asserted on or before the date that is twenty-four (24) months after the Closing Date.
          (c) Buyer’s Parent hereby, as a separate and independent obligation, unconditionally and irrevocably guarantees to CLDA and BV, and shall be jointly and severally liable as co-principal debtor (hoofdelijk aansprakelijk) to CLDA and BV for, the due and punctual performance and observance by Buyer of all its obligations, commitments, undertakings, warranties and indemnities under or pursuant to this Agreement.
     6.3 LIMITATIONS ON AMOUNT
          (a) CLDA and BV shall have no liability with respect to claims under this Agreement until the total of all Losses with respect to such claims exceeds five hundred thousand United States Dollars ($500,000), in which event CLDA and BV shall be required to indemnify Buyer Indemnified Parties for the full amount of their indemnifiable Losses; provided, however, that the total liability of CLDA and BV together, with respect to Losses for claims under this Agreement, shall not exceed an amount equal to the Purchase Price as adjusted pursuant to Section 2.2(b). Notwithstanding the foregoing, the de minimis threshold set forth in the preceding sentence shall not apply to any liability of CLDA and BV with respect to any claims under Sections 3.8 (j) and 3.17 (c) of this Agreement.
          (b) Buyer shall have no liability with respect to claims under this Agreement until the total of all Losses with respect to such matters exceeds five hundred thousand United States Dollars ($500,000), in which event Buyer shall be required to indemnify CLDA and BV for the full amount of their indemnifiable Losses; provided, however, that the total liability of Buyer with respect to Losses for claims under this Agreement shall not exceed an amount equal to the Purchase Price as adjusted pursuant to Section 2.2(b).
     6.4 THIRD-PARTY CLAIMS
          (a) If a Person entitled to indemnity under Section 6.1 or 6.2 (an “Indemnified Person”) receives notice of the assertion of a Third-Party Claim that may give rise to a claim against a Person obligated to indemnify the Indemnified Person under this Article 6 (an “Indemnifying Person”), the Indemnified Person shall promptly give notice of the assertion of the Third-Party Claim to the Indemnifying Person.
          (b) The Indemnifying Person shall be entitled to participate in the defense of any Third-Party Claim. In addition, the Indemnifying Person may elect to assume the defense of the Third-Party Claim with counsel satisfactory to the Indemnified Person by (i) giving notice to the Indemnified Person of its election to assume the defense of the Third-Party Claim and (ii) giving the Indemnified Person evidence acceptable to the Indemnified Person that the Indemnifying Person has adequate financial resources to fulfill its indemnification obligations under this Article 6.
          (c) If the Indemnifying Person elects to assume the defense of a Third-Party Claim:
               (i) it shall diligently conduct the defense and, so long as it diligently conducts the defense, shall not be liable to the Indemnified Person for its fees or expenses subsequently incurred in connection with the defense of the Third-Party Claim other than reasonable costs of investigation;
               (ii) the election shall conclusively establish for purposes of this Agreement that the Indemnified Person is entitled to indemnification under this Agreement for the entirety of any Loss arising, directly or indirectly, from or in connection with the Third-Party Claim (without regard to the provisions of Section 6.3);
               (iii) no compromise or settlement of such Third-Party Claim may be effected by the Indemnifying Person without the Indemnified Person’s consent unless (1) there is no finding or admission of any violation by the Indemnified Person of any Legal Requirements or any rights of any Person, (2) the Indemnified Person receives a full release of and from any other claims that may be made against the Indemnified Person by the Third Party bringing the Third-Party Claim, and (3) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and

               (iv) the Indemnified Person shall have no liability with respect to any compromise or settlement of such claims effected without its consent.
               (v) If the Indemnifying Person does not assume the defense of a Third-Party Claim in the manner provided in Section 6.4(b), or if the Indemnifying Person does not conduct the defense of a Third-Party Claim in the manner provided in Section 6.4(c), the Indemnifying Person shall be bound by any determination resulting from such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.
          (d) With respect to any Third-Party Claim subject to indemnification under this Article 6:
               (i) the parties agree that each shall keep the other Person fully informed of the status of such Third-Party Claim and related Proceedings at all stages thereof where such Person is not represented by its own counsel; and
               (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.
          (e) Any claim for indemnification for which the Indemnifying Person is liable in accordance with this Section 6.4 shall be paid or reimbursed by the Indemnifying Person to the Indemnified Person promptly after any determination, compromise, or settlement, as the case may be.
7. Miscellaneous
     7.1 EXPENSES
     Except as otherwise provided in this Agreement, each party shall bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of its Representatives. VS has not incurred, and CLDA shall cause VS not to incur, any fees or expenses in connection with this Agreement and the Contemplated Transactions. The obligation of each party to bear its own fees and expenses shall be subject to any rights of such party arising from a Breach of this Agreement by another party. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.
     7.2 PUBLIC ANNOUNCEMENTS
     Any public announcement, including a press release, communication to Employees, customers, suppliers, and others having dealings with VS, or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, at such time, in such manner, and containing such content as CLDA determines.

     7.3 NOTICES
     All notices, Consents, and other communications required or permitted by this Agreement shall be in writing and will be effective, and any applicable time period shall commence when (a) delivered to the following address by hand or by recognized overnight courier service (costs prepaid) or (b) transmitted electronically to the following facsimile numbers or e-mail addresses with confirmation of receipt of transmission by the transmitting equipment, in each case marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address, or person as a party may designate by notice to the other parties):
CLDA:
Clinical Data, Inc.
Attention: Caesar J. Belbel, Executive Vice President and Chief Legal Officer
One Gateway Center
Gateway Center, Suite 702, Newton, MA 02458
United States of America
Fax no.: (617) 965-0445
E-mail address: cbelbel@clda.com
BV:
Clinical Data B.V.
Attention: Caesar J. Belbel, Director
Van Rensselaerweg 4
6956 AV Spankeren
The Netherlands
Fax no.: +31 313 427807
E-mail address: cbelbel@clda.com
Buyer:
LDH — Financière Elitech
Attention: Pierre Debiais
12-12bis, Rue Jean Jaurès
92800 Puteaux
France
Fax no.: +33-(0)1-41-45-17-19
E-mail address: p.debiais@ldhgroup.com

with a copy to:
Jackson Walker L.L.P.
Attention: L. Scott Brown
901 Main Street, Suite 6000
Dallas, Texas 75202
United States of America
Fax no.: +1-214-661-6869
E-mail address: lsbrown@jw.com
Buyer’s Parent:
LDH — Financière Elitech
Attention: Pierre Debiais
12-12bis, Rue Jean Jaurès
92800 Puteaux
France
Fax no.: +33-(0)1-41-45-17-19
E-mail address: p.debiais@ldhgroup.com
with a copy to:
Jackson Walker L.L.P.
Attention: L. Scott Brown
901 Main Street, Suite 6000
Dallas, Texas 75202
United States of America
Fax no.: +1-214-661-6869
E-mail address: lsbrown@jw.com
     7.4 JURISDICTION; SERVICE OF PROCESS
     Except as otherwise provided in this Agreement, any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction shall be brought in the District Court of the city of Amsterdam, the Netherlands (the “Amsterdam Court”), and each of the parties irrevocably submits to the exclusive jurisdiction of the Amsterdam Court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such Proceeding shall be heard and determined only in the Amsterdam Court, and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court. Each party acknowledges and agrees that this Section 7.4 constitutes a voluntary and bargained agreement between the parties. Process in any Proceeding referred to in the first sentence of this Section may be served on any party anywhere in the world. Any party may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 7.3. Nothing in this Section 7.4 shall affect the right of any party to serve legal process in any other manner permitted by law or at equity.

     7.5 FURTHER ASSURANCES
     If the Closing occurs, the parties agree (a) to execute and deliver to each other such other documents and (b) to do such other acts and things as a party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
     7.6 ENFORCEMENT OF AGREEMENT
     CLDA and BV acknowledge and agree that Buyer would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by CLDA or BV could not be adequately compensated in all cases by monetary damages alone. Accordingly, CLDA and BV agree that, in addition to any other right or remedy to which Buyer may be entitled at law or in equity, Buyer shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to obtain temporary, preliminary, and permanent injunctive relief to prevent Breaches or threatened Breaches of this Agreement, without posting any bond or giving any other undertaking.
     7.7 REMEDIES CUMULATIVE; NO WAIVER
     The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Legal Requirements, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be waived by a party, in whole or in part, unless made in a writing signed by such party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on a party will (i) waive or otherwise affect any obligation of that party or (ii) affect the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
     7.8 ENTIRE AGREEMENT AND MODIFICATION
     This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including the letter of intent dated July 20, 2007 and, upon the Closing, the Confidentiality Agreement) and constitutes (along with the exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except in a writing executed by the party to be charged with the amendment.
     7.9 ASSIGNMENTS AND SUCCESSORS
     No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any Subsidiary of Buyer and may collaterally assign its rights under this Agreement to any financial institution providing financing in connection with the Contemplated Transactions. Any purported assignment of rights or delegation of obligations in violation of this Section 7.9 shall be void. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.
     7.10 NO THIRD PARTY RIGHTS
     No Person other than the parties to this Agreement shall have any legal or equitable right, remedy, or claim under or with respect to this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to Section 7.9.
     7.11 SEVERABILITY
     If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. After the Closing, this Agreement cannot be terminated, either in whole or in part.
     7.12 TIME OF ESSENCE
     With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
     7.13 GOVERNING LAW
     All matters relating to or arising out of this Agreement or any Contemplated Transaction and the rights of the Parties hereto shall be governed exclusively by and construed and interpreted exclusively in accordance with Dutch law, without regard to conflicts of laws principles that would require the application of any other law.
     7.14 COUNTERPARTS
     This Agreement and other documents to be executed and delivered pursuant to this Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy and all of which, when taken together, will be deemed to constitute one and the same Agreement or document. The delivery of copies of this Agreement or other documents to be delivered pursuant to this Agreement, including executed signature pages where required, by electronic transmission will constitute effective execution and delivery of this Agreement or such other document for all purposes. Signatures transmitted electronically will constitute original signatures for all purposes.
     7.15 ACKNOWLEDGMENT BY BUYER
     Buyer acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, operations, assets, liabilities and properties of VS and,

in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied and will rely on the results of its own independent investigation and verification and the representations and warranties of CLDA expressly and specifically set forth in this Agreement. Buyer further acknowledges that, except as set forth herein, no promise or inducement for this Agreement was offered by CLDA, VS or any of their respective representatives or relied upon by Buyer. Such representations and warranties by CLDA constitute the sole and exclusive representations and warranties of CLDA to Buyer in connection with the transactions contemplated hereby, and Buyer understands, acknowledges and agrees that all other representations and warranties of any kind or nature, express or implied (including, but not limited to, any relating to the future or historical financial condition, results of operations, assets or liabilities or prospects of VS), are specifically disclaimed by CLDA. Buyer acknowledges that it did not rely on any representation or warranty not contained in this Agreement when making its decision to enter into this Agreement and will not rely on any such representation or warranty in deciding to consummate the transactions contemplated by this Agreement. With respect to all materials that are described as having been made available or delivered to Buyer, such materials shall be deemed to have been delivered or made available to Buyer if Buyer or any of its representatives or agents have been granted access to the Dataroom, or by transmitting such materials to Buyer or its representatives or agents by any other electronic means.
* * * * * *
     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Buyer: ELITECH HOLDING B.V.		CLDA: CLINICAL DATA, INC.

By:	/s/ Pierre Debiais	By:	/s/ Drew Fromkin

Name:	Pierre Debiais	Name:	Andrew J. Fromkin

Title:	Director	Title:	CEO

Buyer’s Parent: FINANCIERE ELITECH S.A.S.		BV: CLINICAL DATA B.V.

By:	/s/ Pierre Debiais	By:	/s/ Drew Fromkin

Name:	Pierre Debiais	Name:	Andrew J. Fromkin

Title:	President	Title:	CEO